Exhibit 99.1

For Immediate Release

Contact:

David Calusdian
Sharon Merrill Associates, Inc.
617-542-5300

Summer Infant, Inc.’s Board of Directors
 Separates Roles of Chairman and Chief Executive

Independent Director Dan Almagor Elected Non-Executive Chairman;
President and CEO Jason Macari Continues as Board Member

Woonsocket, RI — January 28, 2013 — Summer Infant, Inc. (Summer Infant) (NASDAQ: SUMR), a global leader in premium infant and  juvenile products, today announced that it has separated the positions of Chairman of the Board of Directors and Chief Executive Officer.  Dan Almagor, an independent, non-executive member of the Summer Infant Board since November 2009, has been elected to the position of Chairman.  Almagor has significant experience as a chairman, chief executive officer and board member for public and private companies and has particular expertise in financial and strategic business development.  He will work with Chief Executive Officer Jason Macari and the entire board on improving operational excellence across the organization to enhance shareholder value.

“We are separating the Chairman and CEO positions to further strengthen our corporate governance in a manner consistent with board best practices, and I am delighted to have been appointed as Chairman,” Almagor said. “We have significantly enhanced our governance over the past six months with the appointment of two new directors, Carol Bramson and Max Batzer. The Board has benefitted from Carol’s financial and capital markets experience as well as Max’s capital markets background, extensive operational experience and insights as portfolio manager of a long-time Summer Infant shareholder. These skill sets complement the Board’s substantial industry experience, public company leadership and success in strategic planning and value creation.  Together with management, we will execute a plan to maximize shareholder value.”

“Dan’s leadership skills and successful experience on numerous boards will be a great asset to Summer Infant,” said Macari.  “Dan and I have developed an excellent working relationship since he joined the board and I have the highest level of respect for his integrity and his dedication to the Company. Together with Dan and the board, we are focused on returning Summer Infant to sustained growth and profitability. We plan to create long-term shareholder value by launching innovative products, building our brands, leveraging customer relationships, expanding our footprint and executing operational excellence.”

Almagor, 59, is an advisor and private investor. He recently served on the Board of Directors of publicly held JAKKS Pacific, where he was Chairman of the Audit Committee, Chairman of the Governance and Nominating committee and a member of the compensation committee. From 1999 to 2005 Almagor was the Chairman and CEO of ACG International, an affiliate of a $3 billion BankOne private equity fund.  Prior to that role, he had been Chairman and Chief Executive Officer for ID B.V, and President and Chief Executive Officer for Kushi Foods.  Earlier in his career, Almagor held high level positions with RJR Nabisco, General Kinetics and Peelle. Almagor is the author of Business Visions, A Practical Guide for Strategic Decisions and Shareholder Value Creation.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, nursery furniture, infant feeding products, and car seats.  For more information about the Company, visit the website: www.summerinfant.com.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions. These include statements regarding the execution of the various elements of the Company’s growth strategy and returning Summer Infant to sustained growth and profitability.  The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop and market new products; the Company’s ability to meet required financial covenants under its loan agreement; the Company’s ability to integrate strategic acquisitions; the Company’s ability to restructure its outstanding debt in a timely manner; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

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